EXHIBIT 3(ii)


         The By-Laws of the Corporation are amended by adding the following new provision immediately following Section 8 of Article IV thereof:

                  "Section  8A:  (Chief  Restructuring  Officer).  The  Board of
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         Directors may elect a Chief Restructuring  Officer, who shall have such powers and shall perform such duties as are set forth by resolution of the Board of Directors and/or in such agreement authorized by the Board of Directors with respect to the engagement of such officer."